Exhibit 10(d)

SEARS ROEBUCK AND CO.


SUPPLEMENTAL LONG-TERM DISABILITY PLAN


Effective Date - The name of this plan is the Sears, Roebuck and Co. Supplemental Long-Term Disability Plan ("the Plan"), with an effective date of January 1, 1995. The Plan supersedes the Plan of the same name which has been in effect since September 1, 1987, except for those employees who are receiving or who are in the Waiting Period to receive benefits under that Plan.

ERISA Status and Eligibility - The Plan is unfunded and is maintained primarily for the purpose of providing supplemental long-term disability benefits to a select group of management or highly-compensated employees (within the meaning of sections 201(a)(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended). Salaried employees of Sears, Roebuck and Co. ("Sears") or a wholly-owned (except for directors' qualifying shares) subsidiary of Sears (herein called the "Employer") are eligible to participate in this Plan if their salary exceeds the Minimum Annualized Salary Requirement ("employees"). "Minimum Annualized Salary Requirement" is that level of annual earnings received from the Employer which would produce the maximum monthly benefit payable under the Basic Plan. Employees of Sears become eligible on January 1, 1995. Employees of Sears wholly-owned subsidiaries become eligible according to action taken by those subsidiaries which adopt the Plan.

The "Basic Plan," as used herein, means Long-Term Disability coverage provided under any group insurance policy(ies) issued to the Employer.

The employee must be performing full-time the duties of his (her) position in order to be eligible. Otherwise, the employee will become eligible immediately upon return to Active Work.

Plan Administration - Sears administers the Plan through the Sears Benefits Department. Sears has the authority to delegate the process of claims investigation.

Termination of Coverage - Coverage will terminate on the earliest of:

the date employment terminates;
the date the employee is placed on an approved unit closing, layoff, military or personal leave of absence;
the date this Plan terminates or is modified to terminate coverage for the class of employees of which the employee is a member; the date the employee ceases to be eligible for coverage; or the date of the employee's death.

Payment of Benefits - Benefits will be paid from the general revenues of Sears to its employees and by each subsidiary to its employees as provided herein. Benefits will be paid to the employee, or if the employee has died, any applicable benefits remaining will be paid to the employee's estate. No person who is entitled to any benefits under the Plan shall have any preferred claim on or any interest in any assets of Sears and any rights of such person under the Plan shall constitute unsecured contractual rights of a general creditor. Long-Term Disability
(LTD) Provisions - Employees will be paid a monthly benefit when proof is received that:

the employee has become Totally Disabled on or after January 1, 1995, while covered for Supplemental LTD;
the employee has continued to be Totally Disabled for the duration of the Waiting Period;
subsequent to the Waiting Period the employee continues to be Totally Disabled; and the employee is under the regular care of a legally qualified Physician.

The payment of monthly benefits is subject to all other applicable conditions in this Plan.

Monthly benefits are paid each month, after completion of the Waiting Period, for full or partial months of Total Disability. For each day of a partial month, 1/30th of a full month's benefit is payable.

Meaning of Total Disability - "Total Disability" means that due to Sickness or Injury, the employee is unable to perform the material duties of his (her) occupation with his (her) Employer during the Waiting Period and during the next 24 months. Thereafter, the employee must be totally incapable due to Sickness or Injury from performing the material duties of any gainful occupation for which the employee is reasonably fit based on training, education or experience.

Waiting Period - If the employee is Totally Disabled due to the same or related Sickness or Injury for that period of time defined as the Waiting Period under the Basic Plan, the employee will have completed the Waiting Period under this Plan.

If after a period of Total Disability for which monthly benefits were payable, the employee returns to Active Work and subsequently becomes Totally Disabled, then the employee may be required to complete another Waiting Period.

If the subsequent period of Total Disability is:

due to the same or related causes and begins more than six consecutive months after the employee returns to Active Work; or due to entirely unrelated causes,

then the subsequent period will be treated as a new disability.
Benefits for this period of Total Disability will begin after completion of the new Waiting Period, and may be paid for the Maximum Benefit Period, subject to all other conditions included in this Plan.

If the subsequent period of Total Disability begins within six consecutive months following the employee's return to Active Work, and it is due to the same or related causes, it will be treated as a continuing disability subject to all other applicable conditions in this Plan. With submission of proof of Total Disability, benefits will resume immediately without a new Waiting Period, and the Maximum Benefit Period will apply to the total benefits in all periods.

Monthly Benefit - The monthly benefit payable from this Plan while the employee is Totally Disabled is equal to:

60% of Basic Monthly Earnings reduced by the maximum monthly benefit payable under the Basic Plan. This reduction applies regardless of the employee's participation or nonparticipation in the Basic Plan.

Rehabilitative Employment - If, after completion of the Waiting Period, the employee is Totally Disabled and engaged in any program of Rehabilitative Employment for wage or profit, approved in writing in advance, the monthly benefit payable will be reduced by 50% of the amount of such wage or profit.

The monthly benefit remains payable for the period the employee engages in Rehabilitative Employment, subject to a maximum of 24 months and all other conditions included in this Plan.

Basic Monthly Earnings - "Basic Monthly Earnings" is equal to 1/12th of the employee's Current Annualized Compensation. "Current Annualized Compensation" is the employee's current monthly salary multiplied by 12 plus the most recent annual cash bonus award paid the employee, if any, by the Employer in the last 14 consecutive months. In the event of disability, Current Annualized Compensation is the same as it was on the employee's last day of Active Work. If, under the terms of any Employer Plan, the employee elects to defer any of this compensation, then for purposes of calculating Current Annualized Compensation it will be treated as if it were not deferred.

Current Annualized Compensation does not include: (i) awards under any long-term executive compensation plan; (ii) performance units or restricted share awards under any incentive compensation plan; (iii) moving bonuses or allowances, or payments or reimbursements in connection with moving expenses; (iv) any incremental increases or earnings under deferred compensation plans; (v) amounts, including bonuses, paid after death, disability or retirement; (vi) Employer-paid premiums on any insurance plan; (vii) Employer contributions under any profit sharing, profit participation or stock plan; (viii) long-term disability, medical, retirement and profit sharing benefits; (ix) prizes or awards; (x) retainers; (xi) living expense allowances; (xii) special geographic differentials; (xiii) dividends paid with respect to shares of restricted stock; (xiv) service allowances and payments for vacations earned but not taken; (xv) overseas compensation adjustments; (xvi) one-time awards for special merit or achievement; (xvii) compensation earned through the exercise of stock options, or stock appreciation rights and tax benefit rights relating to stock options; or (xviii) any other similar or special type of compensation.

Maximum Benefit Period - Monthly benefits for Total Disability are paid as follows:

 Age at Disability                        Maximum Benefit Period

      Up to and including                 To Age 65 or 31 Months,
Age 63                              whichever is later

      64                                  31 Months
      65                                  31 Months
      66                                  31 Months
      67                                  31 Months, but not beyond
                                       Age 70
      68                                  To Age 70
      69 and over                         12 Months

Notwithstanding the above, any employee in a bona fide executive or high policy-making position as defined in the Rules promulgated under the Age Discrimination in Employment Act will not receive LTD benefit payments beyond the end of the month in which the employee becomes age 65.

Limitations - No monthly benefit is payable for:

a disability caused by an Injury that was intentionally self-inflicted while sane or insane;
a disability due to a mental and nervous disorder beyond the next 24 months following completion of the Waiting Period unless the employee is confined in a hospital or other similar institution licensed to provide care and treatment for such disorders. The monthly benefit will continue only during the time that the employee is confined, and will cease immediately upon discharge. The employee will not be eligible for any further benefits for that disability. Payment of monthly benefits is still subject to the Maximum Benefit Period.

A disability is due to a mental and nervous disorder if:

it is due to mental or emotional disease or disorder of any kind, including but not limited to neurosis, psychoneurosis, psychopathy, psychosis; and the employee would not be Totally Disabled in the absence of the mental and nervous disorder;

any period of disability caused by participation in or in consequence of having participated in the commission of a felony;
any period of disability resulting from war, declared or undeclared, insurrections, or voluntary participation in a riot;
any period of disability resulting from and arising while in service in any military, naval or air force of any country or international organization, or in any auxiliary or civilian noncombatant unit serving with such forces; or a disability during which the employee is engaged in any occupation or business for wage or profit. However, this Limitation does not apply to (i) any program of Rehabilitative Employment as described above, or (ii) any occupation or business in which the employee receives less than $100 per calendar year.

Claim Forms - Written notice of a claim must be submitted within 20 days after completion of the Waiting Period, or as soon as is reasonably possible. Upon submission of a notice of a claim, the employee will be sent forms for filing proof of loss. If these forms are not received by the employee within 15 days, the employee will meet the proof of loss requirements by filing a written statement of the nature and extent of the loss within the time limit stated in the "Proof of Loss" paragraph. Forms for filing a claim can also be obtained from the employee's Personnel Department.

Proof of Loss - For periodic payment for a continuing disability, written proof covering the occurrence, character, and extent of loss must be submitted within 90 days after the end of each period for which benefits are payable, or less frequently if requested.
If it was not reasonably possible to give written proof in the time required, the claim will not be denied for this reason if the proof is filed as soon as reasonably possible. In all cases, however, the proof required must be given no later than one year from the time specified unless the employee was legally incapacitated.

Definitions - "Actively at Work" or "Active Work" means that the employee is performing full-time for his (her) Employer the duties of his (her) employment at the place and in the manner in which the duties of his (her) employment are usually and customarily performed.

"Injury" means accidental bodily injury.

"Physician" means a person who is licensed or otherwise legally authorized to administer medical care or treatment so long as (s)he is acting within the scope of his (her) license or authorization.
Physician also means an accredited Christian Science practitioner listed in the current issue of the Christian Science Journal.

"Sickness" means pregnancy or any disease which causes or contributes to a deterioration in the state of health of the afflicted person.


GENERAL INFORMATION


Misstatements or Clerical Error - If the employee's age is misstated, the benefits will be adjusted as necessary. If the coverage amount is affected by the misstated age, it will also be adjusted to the amount the employee is entitled to at his (her) correct age.

A clerical error will not void coverage nor will it continue coverage which should have ended. When an error is found, a fair adjustment will be made.

No Effect on Worker's Compensation - These provisions are not in lieu of and do not affect any requirements for coverage by Workers' or Workmen's Compensation Insurance.

Assignment - The benefits under the Plan are not assignable.

Physical Examinations - At any time during a claim, the employee may be medically examined as often as reasonably required for determination of the employee's eligibility for continued benefits. The employee is not liable for any expenses regarding these examinations.

Right of Recovery - If payments have been made in excess of the maximum amount payable under this Plan, the benefit provider has the right to recover the amount of the excess from the employee, the employee's estate, or the person to whom payments were made.

Facility of Payment - If any benefit under this Plan becomes payable, and the employee is:

in the opinion of Sears, legally incapable of giving valid receipt of any payment due and a request has not been received from a legally appointed representative,

then payment may be made not to exceed $2,000 to an individual or institution believed to have assumed custody or principal support of the employee.

Any payment made in good faith under this provision will fully discharge the benefit provider to the extent of the payment.

Incontestability - For disability or loss which occurs after the employee has been covered for two years, no claim may be reduced or denied on the ground that the condition causing the claim existed when the employee's coverage became effective unless the condition is specifically excluded from coverage.

Termination of the Plan - This Plan should not be interpreted as a contract or insurance policy and does not create any rights to continuance of the Plan in favor of employees. Accordingly, the Plan may be terminated, modified, suspended or amended by Sears in whole or in part at any time without the consent of the employees.

Applicable Laws - The Plan shall be construed and administered in accordance with the laws of the State of Illinois.